Exhibit 99.3

Recro Pharma, Inc.

Unaudited Pro Forma Combined Balance Sheet

June 30, 2021

	Historical Recro	Historical IriSys	Pro forma adjustments		Pro forma combined
(amounts in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$45,724	$1,805	$(25,181)	(a)	$22,348
Accounts receivable	12,813	1,583	—		14,396
Contract asset	7,350	485	—		7,835
Inventory	7,878	674	—		8,552
Prepaid expenses and other current assets	2,028	174	—		2,202
Total current assets	75,793	4,721	(25,181)		55,333
Property, plant and equipment, net	41,867	7,636	1,100	(b)	50,603
Intangible assets, net	—	—	4,600	(c)	4,600
Goodwill	4,319	—	36,494	(d)	40,813
Operating lease asset	449	—	5,500	(e)	5,949
Other assets	2	133	—		135
Total assets	$122,430	$12,490	$22,513		$157,433
Liabilities and equity
Current liabilities:
Accounts payable	$1,155	$946	$(140)	(f)	$1,961
Current portion of debt	—	340	(340)	(f)	—
Current portion of related party debt	—	358	1,644	(a)(f)	2,002
Current portion of operating lease liability	145	—	900	(e)	1,045
Accrued expenses and other current liabilities	4,003	1,884	2,275	(e)(g)	8,162
Total current liabilities	5,303	3,528	4,339		13,170
Debt, net of current portion	89,780	1,079	(1,079)	(f)	89,780
Related party debt, net of current portion	—	—	3,405	(a)(g)	3,405
Operating lease liability, net of current portion	327	—	4,600	(e)	4,927
Other liabilities	604	1,999	(1,999)	(e)	604
Total liabilities	96,014	6,606	9,266		111,886
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—	—		—
Common stock, $0.01 par value. 95,000,000 shares authorized, 46,501,849 shares issued and outstanding	465	—	—		465
Additional paid-in capital	265,862	—	20,331	(a)(g)	286,193
Accumulated deficit	(239,911)	—	(1,200)	(g)	(241,111)
Total shareholders’ equity	26,416	—	19,131		45,547
Members' equity	—	5,884	(5,884)	(h)	—
Total liabilities and shareholders’ and members' equity	$122,430	$12,490	$22,513		$157,433

See notes to unaudited pro forma combined financial statements.

Recro Pharma, Inc.

Unaudited Pro Forma Combined Statements of Operations

Six Months Ended June 30, 2021

	Historical Recro	Historical IriSys	Pro forma adjustments		Pro forma combined
(amounts in thousands, except share and per share data)
Revenue	$34,820	$6,844	$—		$41,664
Operating expenses:
Cost of sales	26,671	3,529	300	(b)	30,500
Selling, general and administrative	8,470	3,088	—		11,558
Amortization of intangible assets	700	—	450	(c)	1,150
Total operating expenses	35,841	6,617	750		43,208
Operating (loss) income	(1,021)	227	(750)		(1,544)
Interest expense	(7,858)	(87)	(213)	(f)	(8,158)
Gain on extinguishment of debt	3,352	866	—		4,218
Net (loss) income	$(5,527)	$1,006	$(963)		$(5,484)

Loss per share:
Basic	$(0.16)				$(0.13)
Diluted	(0.16)				(0.13)

Weighted average shares outstanding
Basic	34,403,935		9,302,718	(i)	43,706,653
Diluted	34,403,935		9,302,718	(i)	43,706,653

See notes to unaudited pro forma combined financial statements.

Recro Pharma, Inc.

Unaudited Pro Forma Combined Statements of Operations

Year Ended December 31, 2020

	Historical Recro	Historical IriSys	Pro forma adjustments		Pro forma combined
(amounts in thousands, except share and per share data)
Revenue	$66,499	$12,382	$—		$78,881
Operating expenses:
Cost of sales	54,134	5,979	600	(b)	60,713
Selling, general and administrative	18,124	4,633	—		22,757
Amortization of intangible assets	2,583	—	900	(c)	3,483
Total operating expenses	74,841	10,612	1,500		86,953
Operating (loss) income	(8,342)	1,770	(1,500)		(8,072)
Interest expense	(19,159)	(53)	(547)	(f)	(19,759)
Net (loss) income	$(27,501)	$1,717	$(2,047)		$(27,831)

Loss per share:
Basic	$(1.16)				$(0.84)
Diluted	(1.16)				(0.84)

Weighted average shares outstanding
Basic	23,744,313		9,302,718	(i)	33,047,031
Diluted	23,744,313		9,302,718	(i)	33,047,031

See notes to unaudited pro forma combined financial statements.

Recro Pharma, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

1. Description of the transaction

On August 13, 2021, Recro Pharma, Inc. (the “Company” or "Recro") entered into a Unit Purchase Agreement (the “Purchase Agreement”) by and among the Company, IriSys, LLC, a California limited liability company (“IriSys”), IriSys, Inc., a California corporation (“IriSys Parent”), Continent Pharmaceuticals U.S., Inc., a Delaware corporation, and EPS Americas Corp., a Delaware corporation (each, a “Seller” and collectively, the “Sellers”), and IriSys Parent, in its capacity as the representative of the Sellers, pursuant to which the Company agreed to purchase 100% of the outstanding units of IrySis from the Sellers (the “Acquisition”). The closing of the Acquisition (the “Closing”) occurred simultaneously with execution of the Purchase Agreement. As a result of the Acquisition, IriSys became a wholly owned subsidiary of the Company.

The total purchase price (the “Purchase Price”) payable by the Company for the Acquisition was approximately $49.85 million, subject to certain adjustments as provided in the Purchase Agreement based on transaction expenses, cash and cash equivalents, indebtedness and net working capital of IriSys at the Closing. The Purchase Price consisted of: (i) $25.5 million in cash paid to the Sellers at the Closing; (ii) 9,302,718 shares of the Company’s common stock, par value $0.01 per share, to be issued to the Sellers six (6) months after the Closing; and (iii) a subordinated promissory note issued to certain Sellers by the Company in the aggregate principal amount of approximately $6.1 million (the “Note”). The Note is unsecured, has a three-year term, and bears interest at a rate of six percent (6%) per annum. The Note may be prepaid in whole or in part at any time prior to the maturity date. The Note is expressly subordinated in right of payment and priority to the Company’s existing loans with Athyrium Capital Management issued under that certain Credit Agreement, dated as of November 17, 2017 (as amended from time to time, the “Credit Agreement”), by and among the Company, the Company’s subsidiaries named as guarantors therein (the “Guarantors”), the lenders party thereto (the “Lenders”), and Athyrium Opportunities III Acquisition LP (“Athyrium Opportunities III”) as administrative agent.

2. Basis of presentation

The accompanying unaudited pro forma combined financial statements combine the historical consolidated financial statements of Recro and those of IriSys after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes. The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma balance sheet combines the balance sheet of Recro as of June 30, 2021 with the balance sheet of IriSys as of June 30, 2021. The unaudited pro forma combined statements of operations combine the operating results of Recro for the six months ended June 30, 2021 and the year ended December 31, 2020 with the operating results of IriSys for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

The unaudited pro forma combined balance sheet gives effect to the Acquisition as if such acquisition had occurred on June 30, 2021. The unaudited pro forma combined statements of operations give effect to the Acquisition as if such acquisition had occurred on January 1, 2020. The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of Recro which are presented in Recro's Annual Report on Form 10-K for the year ended December 31, 2020, Recro's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 as well as the historical financial statements of IriSys included as exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K/A filed on September 10, 2021. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition had been consummated as of January 1, 2020 or June 30, 2021, nor are they necessarily indicative of the future operating results of the combined company.

No effect has been given in these pro forma financial statements for additional ongoing costs or synergistic benefits that may be realized through the combination, nor has any effect been given to costs that may be incurred in integrating operations. In addition, no adjustments have been made to eliminate non-recurring or unusual costs included in the historical results of Recro or IriSys, such as the gains on the extinguishment of debt included in the statement of operations.

3. Estimated consideration and preliminary purchase price allocation

Recro accounted for the Acquisition as the purchase of a business under generally accepted accounting principles in the U.S. (U.S. GAAP). Under this method of accounting, the assets of IriSys will be recorded as of the acquisition date at their fair values and consolidated with Recro. The fair value estimates include, but are not limited to, future expected cash flows, revenue and expense projections, discount rates and revenue volatility. Recro is still in the process of assembling the information necessary to finalize the allocation of the total purchase price, which will likely change upon completion of this assessment process.

Total consideration transferred (in thousands):

Cash paid	$25,181
Issuance of note	6,007
Issuance of Recro common stock	20,931
Less: IriSys cash on hand	(1,805)
Total estimated consideration	$50,314

Transaction costs related to the Acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values as if the Acquisition occurred on June 30, 2021 (in thousands):

Accounts receivable, net	1,583
Contract asset	485
Inventory	674
Property, plant and equipment, net	8,736
Prepaid expenses and other current assets	174
Identifiable intangible assets	4,600
Goodwill	36,494
Other assets	133
Accounts payable	(806)
Accrued expenses and other current liabilities	(1,759)
Total estimated fair value of net assets acquired	$50,314

The fair value of identifiable intangible assets and weighted average useful lives have been preliminary estimated as follows (amounts in thousands):

	Estimated fair value	Estimated useful life (in years)
Customer relationships	$3,500	12.0
Backlog	750	2.4
Trademarks and tradenames	350	1.5
Total identifiable intangible assets	$4,600

Fair value measurement methodologies used to calculate the value of any asset can be broadly classified into one of three approaches, referred to as the cost, market and income approaches. In any fair value measurement analysis, all three approaches may be considered, and the approach or approaches deemed most relevant will then be selected for use in the fair value measurement of that asset. The estimated fair values of customer relationships and backlog were estimated using a multi-period excess earnings approach. The estimated fair value of the trademarks and tradenames is based on the relief from royalty method, which estimates the value of the trademarks and tradenames based on the hypothetical royalty payments that are avoided by owning the asset. The fair value of property, plant and equipment was determined using a cost approach.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, (iii) the assessment of the asset’s life cycle, and (iv) the competitive trends impacting the asset.

These preliminary estimates of fair value and estimated useful lives may be different from the amounts included in the final Acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma combined financial statements.

4. Pro forma adjustments

Adjustments included in the pro forma adjustments column of the pro forma combined balance sheet and the pro forma combined statement of operations include the following:

(a)
Reflects consideration paid and payable of $25.2 million cash, $6.0 million fair value of notes issued to a former IriSys shareholder (of which $2.0 million will be repaid on the first anniversary of the Acquisition) and $20.9 million fair value of common shares of Recro issuable to former IriSys shareholders six months following the Acquisition.
(b)
Reflects approximately $1.1 million of adjustments to state the carrying amounts of IriSys property, plant and equipment at their estimated fair values and the related adjustments to depreciation of $0.3 million for the six months ended June 30, 2021 and $0.6 million for the year ended December 31, 2020. The fair value estimates and related depreciation adjustments are preliminary and subject to change.
(c)
Reflects the preliminary fair value estimate of identifiable intangible assets of approximately $4.6 million and the related adjustments to amortization of $0.5 million for the six months ended June 30, 2021 and $0.9 million for the year ended December 31, 2020. Those fair value estimates and related amortization adjustments are preliminary and subject to change.
(d)
Reflects the adjustments to record goodwill related to the Acquisition.
(e)
Reflects the adoption of new lease accounting guidance by IriSys to conform to Recro's current basis of accounting. The adjustments include the establishment of a $5.5 million operating lease asset, $0.9 million current portion of operating lease liability and $4.6 million noncurrent portion of operating lease liability as well as the derecognition of $0.1 million of other current liabilities and $2.0 million of other liabilities related to deferred rent that had been recognized under prior lease accounting guidance.
(f)
Reflects the repayment of $1.9 million of historic indebtedness of IriSys at closing, which resulted in reductions of $0.1 to accounts payable, $0.3 million to current portion of debt, $0.4 million to current portion of related party debt and $1.1 million to noncurrent debt. Also reflects the elimination of $0.1 million of historic interest expense related to that indebtedness for each of the respective periods, as well as interest expense related to the issuance of a note to a former shareholder of IriSys of $0.3 million for the six months ended June 30, 2021 and $0.6 million for the year ended December 31, 2020. Interest expense on the note was estimated using an effective rate of interest of approximately 10%.
(g)
Reflects accrued payments of $2.4 million, of which $1.2 million are transaction costs related to the Acquisition, $0.6 million are costs related to the issuance of debt and $0.6 million are costs related to the issuance of equity.
(h)
Reflects the elimination of the historical equity of Irisys.
(i)
Reflects the $20.9 million estimated fair value of the 9.3 million shares of common stock of Recro that are issuable to the former shareholders of IriSys six months after the date of the Acquisition.